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                                                                    EXHIBIT 10.2

[LETTERHEAD OF MERCATOR SOFTWARE]

March 12, 2001

Mr. David Linthieum
14102 Sorrel Chase Ct.
Centreville, VA 20121

Dear Dave:

      Mercator Software, Inc. (the "Company") is pleased to confirm your employment on the following terms, beginning immediately upon receiving approval from the Board of Directors. In addition to the duties normally associated with the position of SVP, Chief Technology Officer, you will be responsible for establishing a technical vision for the company, leading all product development efforts, recruiting and managing a top-notch development team, maintaining relationships with industry analyses, working appropriately with sales to close and maintain key accounts, and helping to drive technical elements of critical business development and M&A activities. David, I look forward to bringing you on board as a key member of our executive leadership team. Following are details of our offer to you.

1. Position. You will start in a full-time position as Senior Vice President/Chief Technology Officer. You will report to me. By signing this letter, you confirm to the Company that you are under no contractual or other legal obligations that would prohibit you from entering employment with or performing your duties for the Company.

2. Compensation and Employee Benefits. You will be paid a starting salary at the rate of $200,000 annually, payable in accordance with the Company's standard payroll schedule. We will also offer you the opportunity to participate in the Company's annual incentive bonus plan, under which you will be eligible to earn a bonus of us to 100% of your base salary. Achievement of this target will be based upon corporate performance and be consistent with the goals set for other senior executives. The bonus will be pro-rated and payable in the first quarter of 2001, consistent with when other executives at this level are paid. In addition to the target bonus at expected levels of performance, you will be eligible to receive an additional "upside bonus" of up to $200,000. The "upside bonus," if awarded, will be based on superior performance of the entire company. As a senior executive of the Company, you will be eligible to participate in the company-sponsored benefits that the Company makes available to senior executives (e.g., health insurance, dental insurance, etc.).

3. Options. You will be granted 250,000 options upon joining the company. The strike price of these options will be established at fair market value on the day you join. These options will be subject to the vesting schedule listed in the table below:
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Mr. David Linthieum
March 8, 2001
Page 2


                                                               Number of
                  Date                                      Options Vesting
                  ----                                      ---------------
                  Six months from joining                       62,500

                  Subsequent three-month periods
                  until fully vested in initial grant
                  (i.e. through 9, 12, 15 etc. months)
                  Ending in month 48 from joining               13,393
                  (calculation is 187,500 divided by 14 vesting periods, rounded to whole)

In the event a change of control occurs options to be vested in the twelve (12) months from the change of control will immediately vest. A change of control will be defined as the company being acquired and as a result it is no longer publicly traded. The options that you acquire shall be subject to the terms and conditions of the relevant stock option plan and stock option agreement and other related agreements to be entered into by and between you and the Company. In the event your employment is terminated by death or disability, options to be vested within six (6) months of your death or disability will be vested and be exercisable for the balance of their original term.

4. Vacation. You will be entitled to four weeks vacation, in addition to scheduled company holidays.

5. Life Insurance. As a key executive within the company, you will be entitled to receive term life insurance valued at $1,000,000.

6. Severance. If you are terminated for any reason other than for cause, you will be entitled to twelve months' salary payable biweekly. In addition, executive benefits for medical insurance and other executive perquisites will be provided for twelve months.

7. Relocation. Relocation is not expected with this assignment. In the event that it is required in the future, the company will provide benefits in accordance with Company practice.

8. Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company except that you may (i) write articles and columns for publications like EAI Journal, Intelligent Enterprise, Software Magazine and ebizq.net so long as such writing is not generally during business hours; (ii) speak at application integration conferences and similar such industry meetings which may be done during business hours if you give the Company advance notice of such speaking engagement and
(iii) participation during business hours, usually by phone, on the following Boards, Bondmart.com, Wide Orbit, Grand Central and WebV2. In the case of (i) and (ii) above you will provide the Company with advance copies of all speeches and publications for the Company's approval. As to (ii) above you may fulfill your current obligations to e-Business Integration (Brainstorm), e-Business Integration (Intermedia), iEB, Software Development and eB2B Marketplace World, but in the future you and the Company will agree on such engagements. As to
(iii) above it is understood that if you are required to be present for such meetings, you will not spend more than eight days per
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Mr. David Linthieum
March 8, 2001
Page 3


year away from the office. While you render services to the company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company, or in hiring any employees or consultants of the Company.

9. Employment Relationship. The term of your employment with the Company is for no specific period of time. Your employment with the Company will be "at will," meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause with 30 days notice. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and the Company.

10. Withholding Taxes. All amounts of compensation referred to in this letter are subject to reduction by the Company to meet all applicable withholding and payroll tax requirements.

11. Conditions of Employment. Upon joining Mercator, you will be required to sign the enclosed Conditions of Employment agreement that includes non-disclosure and non-compete clauses which set forth conditions relating to the security and protection of the Company's trade secrets. In addition, you will be required to comply with and periodically sign a certification of compliance with Mercator's Insider Trading Policy.

12. Entire Agreement. This letter supersedes and replaces any prior understandings or agreements, whether oral or written, between you and the Company regarding the subject matter described in this letter.

      We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating the line provided below and returning the executed copy to the undersigned. As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States.

      We look forward to having you join us as soon as possible.

      If you have any questions, please call me at (203) 563-1201.

                                           Very truly yours,
                                           MERCATOR SOFTWARE, INC.


                                           /s/ Roy C. King
                                           Roy C. King
                                           Chief Executive Officer

      I have read and accept this employment offer:

      /s/ David Linthieum                              Date:
      --------------------------------------------          --------------------
      Signature of David Linthieum